Exhibit 6.12

ADMINISTRATION AGREEMENT

THIS ADMINISTRATION AGREEMENT (this “Agreement”) is made as of December 1, 2019, by and between Gladstone Administration, LLC, a Delaware limited liability company (hereinafter referred to as the “Administrator”), and The Gladstone Companies, Inc., a Delaware corporation (hereinafter referred to as the “Company”).

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Administrator hereby agree as set forth below:

1. DUTIES OF THE ADMINISTRATOR.

(a) Engagement of the Administrator. The Company hereby engages the Administrator to provide administrative services to the Company as described herein, and to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below, subject to review by and the overall control of the Company’s management, for the period and on the terms and conditions set forth in this Agreement. The Administrator hereby accepts such engagement and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth subject to the specific reimbursement provision delineated below. The Administrator and such others shall for all purposes herein be deemed to be independent contractors of the Company and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Company in any way or otherwise be deemed agents of the Company.

(b) Services. The Administrator shall perform (or oversee, or arrange for, the performance of) the administrative services necessary for the operation of the Company. Without limiting the generality of the foregoing, the Administrator shall provide the Company with office facilities, equipment, clerical, bookkeeping and record keeping services at such facilities and such other services as the Administrator, subject to review by the Company’s management, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Administrator shall also, on behalf of the Company, conduct relations with custodians, depositories, transfer agents, dividend disbursing agents, other investor servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed by the Company to be necessary or desirable. The Administrator shall make reports to the Company’s management of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Company as it shall determine to be desirable; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not, provide any advice or recommendation relating to the securities and other assets that the Company should purchase, retain or sell or any other investment advisory services to the Company. The Administrator shall be responsible for the financial and other records that the Company is required to maintain pursuant to the applicable rules of the Financial Industry Regulatory Authority (“FINRA”) and any other self-regulatory organization of which the Company is, or hereafter becomes, a member (“SRO”), as applicable from time to time. In addition, the Administrator will assist the Company in overseeing the preparation and filing of the Company’s tax returns, and the printing and generally overseeing the payment of the Company’s expenses and the performance of administrative and professional services rendered to the Company by others.

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(c) Other Agreements. The Administrator is hereby authorized to enter into one or more sub-administration agreements with other service providers (each a “Sub-Administrator”) pursuant to which the Administrator may obtain the services of the service providers in fulfilling its responsibilities hereunder. Any such sub-administration agreements shall be in accordance with applicable federal and state law and shall contain a provision requiring the Sub-Administrator to comply with Sections 2 and 3 below as if it were the Administrator.

2. RECORDS.

The Administrator agrees to maintain and keep all books, accounts and other records of the Company that relate to activities performed by the administrator hereunder and will maintain and keep such books, accounts and records in accordance with applicable federal and state law. In compliance with the requirements of FINRA or an SRO, as applicable from time to time, the Administrator agrees that all records which it maintains for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records it maintains for the Company will be preserved for the periods prescribed by FINRA or an SRO, as applicable from time to time, unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. The Administrator shall have the right to retain copies of such records subject to its confidentiality obligations under this Agreement.

3. POLICIES AND PROCEDURES.

The Administrator has adopted and implemented written policies and procedures reasonably designed to prevent violation of the Federal Securities laws by the Administrator. The Administrator shall provide the Company, at such times as the Company shall reasonably request, with a copy of such policies and procedures and a report of such policies and procedures; such report shall be of sufficient scope and in sufficient detail, as may be required to provide reasonable assurance that any material inadequacies would be disclosed by such examination, and, if there are no such inadequacies, the report shall so state.

4. CONFIDENTIALITY.

The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including nonpublic personal information pursuant to Regulation S-P of the Securities & Exchange Commission (“SEC”), shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

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5. REIMBURSEMENT OF COSTS AND EXPENSES

(a) Generally. In full consideration of the provision of the services of the Administrator, the Company shall reimburse the Administrator for the costs and expenses incurred by the Administrator in performing its obligations and providing personnel and facilities hereunder.

(b) Payroll Costs. The Company shall reimburse the Administrator for the Company’s pro rata portion of the payroll and related benefits (including tax withholding) (hereinafter, collectively, “Payroll Costs”) for each of the Administrator’s employees who provide services to the Company. This amount shall be computed on a monthly basis for each employee as the ratio of the hours spent on behalf of the Company to the total hours worked by the employee applied to the employee’s payroll and related benefits for that month.

(c) Overhead Costs. The Company shall reimburse the Administrator for its pro rata portion of the Administrator’s total operating expenses not incurred for direct benefit of any party whom the Adviser manages, including, but not limited to rent, telephone, IT services, and general office expenses (hereinafter, collectively, “Overhead Costs”).

(d) Direct Expenses. The Company shall reimburse the Administrator for the direct expenses incurred by the Administrator on behalf of the Company, including, but not limited to, those relating to: organization; preparing the Company’s financial statements; expenses incurred by the Adviser payable to third parties, including agents, consultants or other advisors (such as independent valuation firms, accountants and legal counsel), in monitoring financial and legal affairs for the Company; fees payable to third parties, including agents, consultants or other advisors; federal and state registration fees; federal, state and local taxes; independent directors’ fees and expenses; costs of preparing and filing any reports or other documents required by the SEC, FINRA or an SRO, as applicable from time to time; the Company’s allocable portion of directors and officers/errors and omissions liability insurance and any other insurance premiums; outside legal costs; and all other similar expenses (all such expenses hereinafter collectively referred to as “Direct Expenses”).

(e) Calculation of Monthly Administrative Costs. The Company’s reimbursement of the Administrator for Payroll Costs, Overhead Costs, and Direct Expenses (hereinafter collectively referred to herein as “Administrative Costs”) shall be computed by the Administrator monthly on the following basis:

i.

Payroll Costs. The total aggregate hours of service performed by all of the Administrator’s employees during the month shall be the “Denominator.” The total aggregate hours of service performed by all of the Administrator’s employees on behalf of the Company during the month shall be the “Numerator.” The percentage derived by dividing the Numerator by the Denominator shall be the percentage of all Payroll Costs that shall be billed to the Company for that month (the “Monthly Percentage”).

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ii.

Overhead Costs. The Administrator will multiply the Administrator’s actual monthly Overhead Costs by the Monthly Percentage. The result of such calculation will yield the total Overhead Costs allocable to the Company.

iii.	Direct Expenses. The Administrator will bill the aggregate Direct Expenses in their entirely to the Company.

(f) Billing and Payment. The Administrator shall bill the Company for the Administrative Costs by the 5th business day of the subsequent month. The Company shall, in turn, remit payment to the Administrator for the Administrative Costs not later than five business days after it receives the previous month’s bill.

6. LIMITATION OF LIABILITY OF THE ADMINISTRATOR: INDEMNIFICATION.

The Administrator (and its officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with the Administrator, including without limitation its sole member, the Adviser) shall not be liable to the Company for any action taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement or otherwise as administrator for the Company, and the Company shall indemnify, defend and protect the Administrator (and its officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with the Administrator, including without limitation the Adviser, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Administrator’s duties or obligations under this Agreement or otherwise as administrator for the Company. Notwithstanding the preceding sentence of this Paragraph 6 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Administrator’s duties or by reason of the reckless disregard of the Administrator’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with applicable federal and state law).

7. ACTIVITIES OF THE ADMINISTRATOR.

The services provided by the Administrator to the Company are not to be deemed to be exclusive. The Administrator, and each of its affiliates, is free to render services to others. It is understood that members, partners, directors, officers, employees and investors of the Company are or may become interested in the Administrator and its affiliates, as directors, officers, members, managers, employees, partners, investors or otherwise, and that the Administrator and directors, officers, members, managers, employees, partners and investors of the Administrator and its Affiliates are or may become similarly interested in the Company as investors or otherwise.

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8. DURATION AND TERMINATION OF THIS AGREEMENT.

This Agreement shall become effective as of the date hereof, and shall remain in force with respect to the Company for two years thereafter, and thereafter continue from year to year, but only so long as such continuance is specifically approved at least annually by (i) the management of the Company.. This Agreement may be terminated at any time, without the payment of any penalty, by management of the Company, or by the Administrator, upon 60 days’ written notice to the other party. This Agreement may not be assigned by a party without the consent of the other party.

9. ENTIRE AGREEMENT; AMENDMENTS.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

This Agreement may be amended pursuant to a written instrument by mutual consent of the parties.

10. GOVERNING LAW; NOTICES.

This Agreement shall be construed in accordance with laws of the State of Delaware.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

THE GLADSTONE COMPANIES, INC.

By:	/s/ David Gladstone
David Gladstone
Chief Executive Officer

GLADSTONE ADMINISTRATION, LLC

By:	/s/ Michael LiCalsi
Michael LiCalsi
President

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